Exhibit 23.1

Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated March 9, 2001 included in the OnCourse Technologies, Inc. (the Company) Form 10-KSB for the year ended December 31, 2000 and, our reports for OnCourse Technologies, Inc. dated July 24, 2000; for CAM Solutions, Inc. and Cimtronics, Inc. dated July 10, 2000; and for TekSoft, Inc. dated June 14, 2000 included in the Company's Form 10-SB/A filed April 4, 2001, File No. 0-31813, and to all references to our Firm included in this registration statement.

/s/Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
May 7, 2001